December 13, 2010

Mr. Joseph Stilwell
111 Broadway, 12th Floor
New York, NY  10006

Dear Mr. Stilwell,

After reviewing your Schedule 13D dated September 28, 2010 with respect to the common stock of Wayne Savings Bancshares, Inc. (the “Company”), it appears that there may be common ground between the Company and you.  As you are aware, the Company’s current strategic plan does not contemplate using excess capital to “bulk up” on securities or rapidly increase the loan portfolio.  We will maintain and grow our securities and loan portfolios using proper credit analysis to determine the risk/reward for re-investment of our current and future cash flow.  Further, we do not currently expect to expand our branch network or to purchase another bank in the near future.

The Company’s proactive approach and continued earnings enabled the board to pay a dividend when a significant number of financial institutions had been forced to eliminate dividend payments.  In order to sustain our dividend payments and in consideration of the continued downturn in the economy, the Company’s current dividend and capital policy sets a dividend payout range of 40-60% of expected earnings and the dividend has been maintained at a level that the board believes can be sustained.  In addition, the board is committed to revisiting the dividend based on developments over time, and the dividend was increased by 20% in March 2010.

In your Schedule 13D, you stated that you “will encourage management and the board to pay dividends to shareholders and repurchase shares of outstanding common stock with excess capital, and will support them if they do so.”  Historically, the Company has been very active in both of these areas, with aggregate stock repurchases of $14.5 million and an average dividend payout ratio of 66.9% over the five year period ended March 31, 2010.  In what continues to be a very turbulent and uncertain economic environment, particularly in the banking industry, the notion of “excess capital” is nebulous at best and the Company will continue to view any repurchases or dividends in light of, among other factors, current economic conditions and regulatory capital requirements.

Mr. Joseph Stilwell
December 13, 2010

The Company’s dividend and capital policy also requires the Bank to maintain a “well capitalized” status.  As you know, regulatory expectations for what it means to be well capitalized in today’s economic environment are higher than in the past.  Therefore, the board has determined that the Bank’s tangible capital level needs to be increased, and that this will be done over a reasonable period of time by retaining earnings while intending to pay a dividend as described above.  Once a prudent level of tangible capital has been achieved, the Company will revisit the question of the most appropriate use of excess capital in light of economic conditions, the regulatory environment and the Company’s strategic plan.  Further, the Bank has provided notice to the Office of Thrift Supervision of its intention to dividend capital to the Company which will permit the Company to consider repurchasing stock or paying additional dividends if that is the highest and best use of any “excess” capital at that time.  In response to the notice, the Bank has been informed in writing by the OTS that its position is to approve capital distributions on a one quarter basis only.

We are looking forward to a congenial, economically beneficial relationship with you, as we do with all of our shareholders.
Sincerely,

/s/ Phillip E. Becker

Phillip E. Becker
President and CEO

Copies to:	Mr. Spencer L. Schneider, Esq.
70 Lafayette Street, 7th Floor
New York, NY 10013

Mr. Kevin Houlihan, Esq.
Patton Boggs LLP
2550 M Street NW
Washington, DC 20037

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